UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2013

OCZ TECHNOLOGY GROUP, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-34650

Delaware	04-3651093
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6373 San Ignacio Avenue,

San Jose, California 95119

(Address of principal executive offices, including zip code)

(408) 733-8400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240 13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On June 13, 2013, OCZ Technology Group, Inc. (the “Company”) entered into the First Amendment (the “Amendment”) to its Loan and Security Agreement, dated as of March 11, 2013 (the “Loan Agreement”), with Hercules Technology Growth Capital, Inc. (“Hercules”) as the Company did not meet certain financial tests and to raise $10 million in new equity or subordinated debt by May 31, 2013. The Amendment redefined certain calculations with respect to the financial tests and extended the requirement to consummate such financing to June 21, 2013. The Company agreed to certain other terms and conditions, including an amendment to the March Warrant and issuance of the June Warrant, each as defined and described below, and the payment of an amendment fee of $200,000. The Company is currently in compliance with the amended covenants.

The Company amended the terms of the warrant issued to Hercules on March 11, 2013 (the “March Warrant”) and previously disclosed in the Company’s Current Report on Form 8-K dated March 11, 2013. Among other things, the amended March Warrant sets the exercise price at $1.46 per share, resulting in 1,027,397 shares of common stock issuable upon full exercise of the March Warrant, and extended to July 31, 2013 (a) the Company’s obligation to reduce the exercise price upon certain equity financings and (b) the holder’s option to have the March Warrant convert into shares of preferred stock or securities exercisable or convertible into shares of preferred stock upon certain equity financings.

In addition, the Company issued Hercules a new warrant (the “June Warrant”) to purchase a number of shares of the Company’s common stock equal to the quotient obtained by dividing $365,000 (the “Aggregate Amount”) by the exercise price of the June Warrant, which is initially set at $1.46 per share, resulting in 250,000 shares of common stock issuable upon full exercise of the June Warrant; provided, that if the Company does not consummate a financing of new equity, together with any subordinated debt, of at least $10 million on or before June 18, 2013, the Aggregate Amount shall be increased by $73,000 each calendar day until the closing of such financing. If the Company consummates a financing of at least $10 million in new equity or subordinated debt prior to July 31, 2013 in which the Company issues shares of common stock or securities that are exercisable or convertible into shares of common stock and the effective price per share of common stock in that financing is less than the exercise price of the June Warrant, then the exercise price of the June Warrant shall automatically be reduced to equal the price per share of common stock in such financing and, as a result, the number of shares of common stock issuable upon exercise of the June Warrant shall increase such that the product of the newly adjusted number of shares of common stock and the reduced exercise price per share will equal the Aggregate Amount. Alternatively, if the Company consummates a financing of at least $10 million in new equity or subordinated debt prior to July 31, 2013 in which the Company issues shares of preferred stock or securities that are exercisable or convertible into shares of preferred stock of the Company, then the holder of the June Warrant may elect to have the June Warrant convert into shares of such preferred stock or such other securities equal to the Aggregate Amount at a price per share/security paid by the investors in such financing. The June Warrant has a term of five years from the date of issuance.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in the second and third paragraphs above relating to the Company’s amendment of the March Warrant and issuance of the June Warrant to Hercules is incorporated by reference herein. The March Warrant and June Warrant were each issued in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 19, 2013	OCZ TECHNOLOGY GROUP, INC.

	By:	/s/ Rafael Torres
	Name:	Rafael Torres
	Title:	Chief Financial Officer